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Exhibit 99.1

                      Alternative Resources Corporation
                      600 Hart Road
                      Suite 300
                      Barrington, IL 60010
                      OTCBB: ALRC

CONTACT:
Steven Purcell
Chief Financial Officer
(847) 381-6701, Ext. 4251

FOR IMMEDIATE RELEASE

ALTERNATIVE RESOURCES CORPORATION REPORTS FOURTH QUARTER RESULTS

  •
  EBITDA positive for 11 straight quarters

        BARRINGTON, IL, April 10, 2003—Alternative Resources Corporation (ARC) (OTCBB: ALRC), a leading provider of information technology services, today announced results for the fourth quarter ended December 31, 2002.

        Revenue for the fourth quarter was $39.2 million, which was down from $40.4 million in the third quarter of 2002 and down from the $46.1 million in the fourth quarter of 2001. Revenue for IT Solutions was $20.4 million, up 7.9% from $18.9 million in the fourth quarter of 2001 and down 8.1% from the third quarter of 2002. Revenue for IT Staffing was $18.8 million, which was down from $27.2 million in the prior year period and up from $18.2 million in the third quarter of 2002.

        Gross margin for the fourth quarter of 2002 was 24.9%, which compares to the 27.2% in the third quarter of 2002 and 29.8% in the fourth quarter of 2001.

        SG&A expenses, excluding a $0.3 million non-cash charge for severance associated with a reorganization of the Company, were $10.1 million or 25.9% of sales in the fourth quarter of 2002, which compares to $13.7 million or 29.7% of sales in the fourth quarter of 2001.

        Loss from operations for the fourth quarter 2002 was $(684) thousand including the restructuring charge, as compared to income of $37 thousand in the fourth quarter of 2001. Loss per share was $(0.22) for the fourth quarter of 2002, versus a loss of $(0.05) in the same period last year.

        Revenue for the full year 2002 was $158.7 million, down 24% from $209.0 million in 2001. Staffing revenue was $80.0 million, down from $139.2 million in 2001, and Solutions revenue was $78.7 million, up from $69.9 million last year. Loss from Operations for the year was $(8.6) million including the restructuring charge, compared to income of $0.5 million in 2001. Loss per share was $(0.65) compared to loss of $(0.18) in 2001.

        In 2002, the Company adopted Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets," (SFAS No. 142), which no longer requires the amortization of goodwill. The adoption of SFAS No. 142 did not have a material impact on the Company in 2002. The Company also adopted Emerging Issues Task Force No. 00-1, "Income Statement Characterization of Reimbursements for "Out-of-Pocket" Expenses Incurred" (EITF No. 00-1). EITF No. 01-14 requires that certain out-of-pocket expenses rebilled to customers be recorded as revenue versus an offset to the related expense. This had the effect of increasing revenue by $2.0 million and $1.8 million for three months ended December 31, 2002 and 2001, respectively. Cost of services were increased by an equal amount with no impact on gross profit dollars. For the twelve months, the effect on revenue and cost of services was $6.6 million and $7.3 million in 2002 and 2001, respectively.

Q4 Investor Relations Conference Call—April 10, 2003

        Following this release, the Company will host a conference call with analysts and investors at 11:00 am EST that will be broadcast live over the Internet at http:/www.arcnow.com.

        To access the webcast, participants should visit the About ARC, Investor Relations section of the website at least fifteen minutes prior to the start of the conference call to download and install any necessary audio software. There will be a replay of the webcast available at the Company's web-site one hour after the call.

About ARC

        ARC is a leading provider of information technology solutions and staffing services. The Company has developed a significant, high quality business in the IT solutions and staffing industry with an emphasis on Help Desk, Desktop Support and Technology Deployment Service offerings. Operating in most major metropolitan areas across the US, the Company serves Fortune 1000 and mid-sized clients. A nationwide integrated network of field sales, recruiting and a service personnel delivers high quality solutions across the desktop technology lifecycle and provides IT professionals to clients on a near real-time basis, ready to be fully integrated into a broad range of technology environments.

Forward Looking Statement

        Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements, including, but not limited to attract and retain qualified technology professionals, to initiate and develop client relationships, to identify and respond to trends in information technology, to gain market acceptance of service offerings, to complete cost reductions and competitive influences as well as other risks described from time to time in the Company's filings with the Securities and Exchange Commission. Although the Company has used its best efforts to be accurate in making those forward-looking statements, there can be no assurance that the assumptions made by management will materialize. In addition, the information set forth in the Company's Form 10-K for the fiscal year ended December 31, 2001, describes certain additional risks and uncertainties that could cause actual results to vary materially from the future results covered in such forward-looking statements. The Company undertakes no obligation to publicly revise or update the forward-looking statements to reflect new information, subsequent events or otherwise. The above statements are based exclusively on current expectations and do not include the potential impact of any business combinations or divestitures that may be completed after the date of this release.

ALTERNATIVE RESOURCES CORPORATION
FINANCIAL INFORMATION
(In thousands, except per share and selected operating data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2001	2002	2001
	(Unaudited)		(Unaudited)
CONSOLIDATED STATEMENTS OF OPERATIONS
Revenue	$39,152	$46,093	$158,693	$209,036
Cost of services	29,401	32,378	115,955	149,127

Gross profit	9,751	13,715	42,738	59,909
Operating expenses
Selling, general and administrative expenses	9,188	12,387	41,092	53,963
Depreciation and amortization	942	1,291	4,143	5,423
Restructuring and other charges	305	0	6,055	0

Total operating expenses	10,435	13,678	51,290	59,386

Income (loss) from operations	(684)	37	(8,552)	523
Other expense, net	(979)	(675)	(3,677)	(3,597)

Loss before income taxes	(1,663)	(638)	(12,229)	(3,074)
Income tax benefit	2,119	583	(1,094)	0

Net loss	$(3,782)	$(1,221)	$(11,135)	$(3,074)

Basic and Diluted loss per share	$(0.22)	$(0.07)	$(0.65)	$(0.18)

Weighted average common and common equivalent shares outstanding	17,117	16,723	17,095	16,779

SELECTED OPERATING DATA
Gross margin	24.9%	29.8%	26.9%	28.7%
Operating margin	-1.7%	0.1%	-5.4%	0.3%
Net margin	-9.7%	-2.6%	-7.0%	-1.5%
	December 31, 2002	December 31, 2001
	(Unaudited)
CONDENSED CONSOLIDATED BALANCE SHEETS
Cash and cash equivalents	$54	$127
Accounts receivable, net	34,497	36,489
Net property and equipment	10,998	14,592
Other assets	7,181	8,184

Total assets	$52,730	$59,392

Liabilities	29,004	27,856
Debt	27,107	26,877
Stockholders' equity	(3,381)	4,659

Total liabilities and stockholders' equity	$52,730	$59,392

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  Exhibit 99.1